Exhibit 10.10

Marriott International, Inc. Executive

Officer Incentive Plan and Executive

Officer Individual Performance Plan

Marriott International, Inc. Annual Cash Incentives

To help motivate the attainment of annual objectives, the Company maintains the Marriott International, Inc. Executive Officer Incentive Plan and the Marriott International, Inc. Executive Officer Individual Performance Plan for the Chief Executive Officer and each of the other named executives. Under each plan, specific objectives are established annually for a minimum level, target level, and a maximum level of performance, and for each such objective, actual performance is measured against these levels in order to determine the actual payment.

The Executive Officer Incentive Plan is operated under the shareholder-approved Marriott International, Inc. Stock and Cash Incentive Plan. The plan rewards executives for the Company’s achievement of Company financial objectives. Typically, the compensation committee has measured performance based upon earnings per share. Notwithstanding the achievement of financial or other performance goals, the compensation committee has the authority to adjust the amount payable under the plan.

The Individual Performance Plan emphasizes individual executive performance as well as measures of business/operating unit financial performance such as revenue growth relating to newly developed rooms and customer, owner/franchisee and associate satisfaction. Each year, the compensation committee selects the performance criteria and weighting of the performance objectives for each eligible executive. These criteria and their weighting vary among eligible executives.

Under the plans, the aggregate norm and maximum payments for each named executive are as follows:

	Norm (%) of Salary	Maximum (%) of Salary
Chairman and Chief Executive Officer	125	190
President and Chief Operating Officer	90	135
Executive Vice President Lodging Development	75	115
Executive Vice President, Chief Financial Officer and President- Continental European Lodging	75	115
President North American Lodging Operations and Global Brand Management	60	90

Of these amounts, 50% to 60% are payable under the Executive Officer Incentive Plan. No payment is made if performance fails to meet the minimum level for a particular objective.